SCHEDULE A

Amended as of September 26, 2018

to the

EXPENSE LIMITATION AGREEMENT

dated December 15, 2016 between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
GQG Partners Emerging Markets Equity Fund	Investor	1.08%	November 30, 2019
	Institutional
	R6
GQG Partners US Select Quality Equity Fund	Investor	0.59%	November 30, 2019
	Institutional
	R6

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Assistant Secretary

GQG PARTNERS LLC

By:	/s/ Rajiv Jain
Name:	Rajiv Jain
Title:	CIO/ Chairman

By:	/s/ Melodie B. Zakaluk
Name:	Melodie B. Zakaluk
Title:	COO

A-1